Exhibit 99.1

Company Contact	Investor Relations
Ultralife Corporation	Lippert/Heilshorn & Associates, Inc.
Philip Fain	Jody Burfening
(315)-332-7100	212-838-3777
pfain@ulbi.com	jburfening@lhai.com
Ultralife Corporation Announces Retirement of John D. Kavazanjian, President and CEO
- Board Appoints Michael D. Popielec as President and CEO -
NEWARK, New York — December 8, 2010 — Ultralife Corporation (NASDAQ: ULBI) announced today that its Board of Directors has appointed Michael D. Popielec president and chief executive officer, effective December 30, 2010. Mr. Popielec replaces John D. Kavazanjian who is retiring after serving as Ultralife’s president and chief executive officer since July 1999. Following his retirement, Mr. Kavazanjian will serve as a consultant to the company through February of 2012, assisting in the company’s development plans particularly in the energy storage market.
Mr. Popielec, 48, has 25 years experience in growing domestic and international industrial businesses. Prior to joining Ultralife, he was group president, Applied Technologies at Carlisle Companies, Inc., a $2.5 billion diversified global manufacturer. Prior to that, he was chief operating officer, Americas, for Danka Business Systems, PLC. From 1985 to 2002, Mr. Popielec held positions of increasing responsibility at General Electric Company, most recently as a GE corporate officer and president and chief executive officer of GE Power Controls, the European arm of GE Industrial Systems. Mr. Popielec has a B.S. in Mechanical Engineering from Michigan State University.
Bradford T. Whitmore, Ultralife’s chairman, said, “On behalf of the board of directors, I want to thank John for his many years of distinguished service. Under his leadership, Ultralife evolved from a single product lithium battery company to a diversified business with a broadened portfolio of energy-centric products serving military and commercial customers in the US and abroad. In turning the reins over to Mike, John is leaving the company in strong financial shape with the right organizational and cost structure to support continued profitable growth.
“Mike brings an impressive set of leadership and operational skills to continue executing Ultralife’s growth strategy,” added Whitmore. “He is a seasoned executive with deep experience in both manufacturing and sales and marketing that is valuable to Ultralife as the company further extends its presence in international markets and pursues new commercial market opportunities, notably those involving emerging energy storage applications.”
“It is my good fortune to complete my professional career as Ultralife’s president and chief executive officer,” said John D. Kavazanjian. “Over the past 11-plus years, I have worked with many talented people who have contributed to the company’s successful evolution and growth, and the company is now well-positioned to further optimize returns to scale. Ultralife has never been stronger, and I am confident that Mike has the drive and ambition to go after emerging opportunities that will take Ultralife to its next stage of growth.”

About Ultralife Corporation
Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.
Headquartered in Newark, New York, the company’s business segments include: Battery & Energy Products, Communications Systems and Energy Services. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
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